Registration Nos. 333-61410, 333-72746, and 333-107963

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-61410

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-72746

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-107963

UNDER

THE SECURITIES ACT OF 1933

MOVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4438337
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

10 Almaden Boulevard, Suite 800

San Jose, California 95113

(Address of principal executive offices, including zip code)

Michael L. Bunder, Esq.

Senior Vice President, Assistant Secretary

Move, Inc.

c/o News Corporation

1211 Avenue of the Americas

New York, NY 10036

United States

212-416-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Howard L. Ellin, Esq.

Brandon Van Dyke, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Move, Inc. is hereby amending these registration statements to deregister any securities that had been registered but remain unsold under these registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

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EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Move, Inc., a Delaware corporation (the “Company”), remove from registration all securities of the Company registered under the Company’s Registration Statements on Form S-3 (File Nos. 333-61410, 333-72746, and 333-107963), each as amended (the “Registration Statements”).

On September 30, 2014, the Company entered into an Agreement and Plan of Merger with News Corporation, a Delaware corporation (“Parent”), and Magpie Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming an indirect wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. The Merger became effective on November 14, 2014, pursuant to the Certificate of Merger that was filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 20, 2014.

MOVE, INC. (REGISTRANT)

By:	/s/ Steven H. Berkowitz
Steven H. Berkowitz
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven H. Berkowitz Steven H. Berkowitz	Chief Executive Officer	November 20, 2014

/s/ Rachel Glaser Rachel Glaser	Chief Financial Officer	November 20, 2014

/s/ Patricia Wehr Patricia Wehr	Senior Vice President & Chief Accounting Officer	November 20, 2014

/s/ Robert J. Thomson Robert J. Thomson	Director	November 20, 2014

/s/ Bedi A. Singh Bedi A. Singh	Director and Executive Vice President, Finance	November 20, 2014